Exhibit 10.1

SECOND AMENDED AND RESTATED FORBEARANCE AGREEMENT

THIS SECOND AMENDED AND RESTATED FORBEARANCE AGREEMENT (this “Agreement”), dated as of September 30, 2008, is entered into by and among the financial institutions identified on the signature pages hereto (collectively, the “Lenders”), U.S. Bank National Association, as administrative agent for the Lenders (in such capacity, the “Agent”), Westaff (USA), Inc., a California corporation (the “Borrower”), and Westaff, Inc., a Delaware corporation and the sole shareholder of the Borrower, as parent guarantor (the “Parent Guarantor”), with reference to the following facts:

RECITALS

A.                                   The Borrower, the Parent Guarantor, the Agent and the Lenders are parties to a Financing Agreement, dated as of February 14, 2008, as amended (collectively, the “Financing Agreement”), pursuant to which the Agent and the Lenders provide certain credit facilities to the Borrower.

B.                                     Certain Events of Default have occurred and are continuing under Section 11.1(b)(1) of the Financing Agreement.  Such Events of Default were caused by the Borrower’s failure to comply with Section 10.28 of the Financing Agreement, due to the Borrower’s failure to achieve a Fixed Charge Coverage Ratio of at least 1.25 to 1.00 for the Applicable Period ended April 19, 2008 (the “First Event of Default”) and for the Applicable Period ended July 12, 2008 (the “Second Event of Default” and collectively with the First Event of Default, the “Existing Events of Default”).

C.                                     At the request of the Borrower and the Parent Guarantor, the Agent and the Lenders entered into a Forbearance Agreement with the Borrower and the Parent Guarantor dated as of July 31, 2008 (the “First Forbearance Agreement”), pursuant to which the Agent and the Lenders agreed to forbear from exercising their available default rights and remedies under the Financing Agreement, the other Loan Documents, applicable law and equity (collectively, “Default Rights and Remedies”) in response to the occurrence and continuance of the First Event of Default through August 26, 2008.

D.                                    At the request of the Borrower and the Parent Guarantor, the Agent and the Lenders also entered into an Amended and Restated Forbearance Agreement with the Borrower and the Parent Guarantor dated as of August 26, 2008 (the “Second Forbearance Agreement”), pursuant to which the Agent and the Lenders agreed to forbear from exercising their Default Rights and Remedies in response to the occurrence and continuance of both of the Existing Events of Default through September 30, 2008.

E.                                      The Borrower and the Parent Guarantor have requested that the Agent and the Lenders agree to continue to forbear from exercising their Default Rights and Remedies in response to the occurrence and continuance of both of the Existing Events of Default through November 21, 2008.

E.                                      The Agent and the Lenders are willing to continue to forbear from exercising their Default Rights and Remedies in response to the occurrence and continuance of both of the Existing Events of Default through November 21, 2008 on the terms and conditions set forth in this Agreement, which shall amend, restate, replace and supersede (but which shall not cause a novation of) the Second Forbearance Agreement.

NOW, THEREFORE, the parties hereby agree as follows:

1.                                       Defined Terms.  Any and all initially-capitalized terms used in this Agreement (including, without limitation, in the recitals to this Agreement) without definition shall have the respective meanings assigned thereto in the Financing Agreement.

2.                                       Limited Forbearance Agreement.  So long as no additional Events of Default occur during such period, the Agent and the Lenders hereby agree to forbear from exercising any of their Default Rights and Remedies in response to the occurrence and continuance of the Existing Events of Default throughout the period commencing on the date of this Agreement and ending on November 21, 2008 (the “Forbearance Period”).

3.                                       No Waiver.  The agreement of the Agent and the Lenders under Section 2 of this Agreement conditionally to forbear from exercising their Default Rights and Remedies throughout the Forbearance Period shall not constitute a waiver of either of the Existing Events of Default, and the Agent and the Lenders hereby expressly reserve all their Default Rights and Remedies in connection with the Existing Events of Default.

4.                                       Addition of Minimum EBITDA Covenant.  Exhibit F to the Financing Agreement is hereby amended and supplemented by deleting current Section 3 and adding new Sections 3 and 4 as follows.

“Section 3.  Minimum EBITDA.  Borrower shall achieve EBITDA (exclusive of royalty income) for the respective cumulative periods commencing on the first day of the four-week fiscal period 10 of Borrower’s Fiscal Year 2008 and ending on the last day of the applicable 4-week fiscal period of Borrower indicated below of not less than the corresponding amounts set out below:

Cumulative Period Commencing on the First Day of Fiscal Period 10 of Fiscal Year 2008 and ending on the Last Day of	Minimum EBITDA (Exclusive of Royalty Income)

fiscal period 10 of Fiscal Year 2008	$(350,000)

fiscal period 11 of Fiscal Year 2008	$(740,000)

fiscal period 12 of Fiscal Year 2008	$(710,000)

fiscal period 13 of Fiscal Year 2008	$(930,000)

fiscal period 1 of Fiscal Year 2009	$(1,280,000).

Section 4.  Calculation of Financial Covenants.

Agent, in addition to using the information contained in the financial statements submitted to Agent pursuant to Sections 8.5 and 8.7 of the Financing Agreement, may calculate Borrower’s EBITDA and the other specified amounts under this Exhibit F (and under any other Financial Covenants contained in the Financing Agreement) on the basis of information then available to Agent, which calculation(s) will be binding on Borrower; however, Agent shall give notice to Borrower of Agent’s computations made pursuant to this Exhibit F and an opportunity to provide Agent with any additional or contrary information.  Borrower must provide any additional (or contrary) information within 15 Business Days after Agent gives notice to Borrower of Agent’s computations.”

5.                                       Reserve for Payroll and Payroll Taxes.  The Agent shall continue to maintain a reserve against Revolving Credit Availability to cover the Borrower’s payroll and payroll tax obligations.  The required amount of such reserve shall be based upon the assumptions that the Borrower’s weekly payroll obligations total $4,400,000 and that the Borrower’s weekly federal and state payroll tax obligations total $135,000.  The Agent shall adjust the required amount of the reserve if the Borrower’s actual weekly payroll obligations total materially more (or less) than $4,400,000 or if the Borrower’s actual weekly unemployment taxes total materially more (or less) than $135,000.  The Agent shall add $135,000 to such reserve each week.  Upon the Agent’s receipt of evidence of the Borrower’s payment of all of its weekly federal and state payroll tax obligations for the preceding quarter, the Agent shall relieve the entire amount of the cumulative weekly reserves imposed by the Agent for such quarter and thereafter shall add $135,000 to the reserve for each week of the following quarter. The reserve against Revolving Credit Availability under this Section 5 shall be reduced by the $5,000,000 of cash which the Borrower maintains in a deposit account at U.S. Bank National Association.

6.                                       Return of Travelers Letter of Credit.  The Borrower shall continue to use its best efforts to cause The Travelers Indemnity Company (“Travelers”) as  promptly as practicable to return to the LC Issuer the original, undrawn Letter of Credit in the face amount of $27,000,0000 issued by the LC Issuer to Travelers.  The Borrower shall offer to provide Travelers cash collateral in the amount of $27,000,000 in exchange for the Borrower’s requested return of such Letter of Credit, and the Borrower shall obtain such cash collateral by requesting a Revolving Loan under the Financing Agreement.

7.                                       Continued Imposition of Default Interest.  The Agent shall continue to assess interest on the Obligations at the Default Rate throughout the Forbearance Period.

8.                                       Daily Delivery of Borrowing Base Certificates and Sales and Collections Reports.  Notwithstanding anything to the contrary set forth in Section 8.3 of the Financing

Agreement, commencing no later than October 7, 2008, the Borrower shall deliver a Borrowing Base Certificate to the Agent on each Business Day.  With each such delivery of a Borrowing Base Certificate, the Borrower shall deliver to the Agent a sales and collections report in form and substance reasonably satisfactory to the Agent.

9.                                       Additional Covenants Relating to Sale of Stock of Australia and New Zealand Subsidiaries.

                                                A.  Delivery of Executed Share Sale Agreement.  No later than October 1, 2008, the Borrower shall furnish the Agent a copy of the fully-executed Share Sale Agreement relating to the sale of shares of Westaff (Australia) Pty Limited and Westaff NZ Limited (the “Share Sale Agreement”).

                                                B.  Satisfaction of Conditions Precedent to Share Sale Agreement.  No later than October 31, 2008, the Borrower shall deliver to the Agent evidence, in form and substance reasonably satisfactory to the Agent, that all conditions precedent to the effectiveness of the Share Sale Agreement have been satisfied or waived.

                                                C.  Delivery and Endorsement of Original Seller Note.  On the Completion Date under (and as defined in) the Share Sale Agreement, the Borrower shall deliver to the Agent the original of the promissory note evidencing the obligation of the Buyer under (and as defined in) the Share Sale Agreement to pay the Subsequent payment required to be paid by the Buyer to the Seller pursuant to Section 6.2 of (and as such terms are defined in) the Share Sale Agreement, together with all required endoresements.

                                                D.       Receipt of Initial Cash Payment of Purchase Price.  No later than November 8, 2008, the Borrower shall deliver evidence, in form and substance reasonably satisfactory to the Agent, that the Borrower has received payment of the portion of the purchase price required by Section 6.1 of the Share Sale Agreement (the “Completion Date Payment”).

                                                E.  Maintenance of Completion Date Payment in US Bank Deposit Account.  The Borrower shall cause the entire amount of the Completion Date Payment to be deposited into the Controlled Deposit Account established by the Borrower with U.S. Bank National Association in conjunction with the Westaff UK Sale (as such term is defined in the First Amendment to Financing Agreement, dated as of February 14, 2008 by and among the parties to the Financing Agreement) immediately upon the payment of the Completion Date Payment by the Buyer under (and as defined in) the Share Sale Agreement.  The Borrower shall maintain the entire amount of the Completion Date Payment on deposit in the Controlled Deposit Account at all times prior to the payment date of any Adjustment Amount required by Section 6.6 of (and as defined in) the Share Sale Agreement (the “Adjustment Amount Payment Date”).  After the Adjustment Amount Payment Date, the Borrower may withdraw from the Controlled Deposit Account an amount equal to the difference between the amount of the Completion Date Payment and $4,000,000, and the Borrower shall use a portion of such withdrawn amount to pay Delstaff, LLC (“Delstaff”) $1,000,000 of the outstanding principal amount, plus accrued interest and a $150,0000 facility fee with respect to the Borrower’s obligations to Delstaff under the Loan Agreement dated as of August 25, 2008 between the Borrower and the other borrowers thereunder, on the one hand, and Delstaff, on the other hand, and the Subordinated Revolving Note, dated August 25, 2008 executed by the Borrower and such other borrowers in favor of Delstaff.  At no time after the Adjustment Amount Payment Date shall less than $4,000,000 of the proceeds of the Completion Date Payment be on deposit in the Controlled Deposit Account or in such other deposit account under the control of the Agent as the Agent may require or permit.

10.                                 Evidence of Workers Compensation Policy.  No later than October 31, 2008, the Borrower shall provide the Agent evidence, in form and substance satisfactory to the Agent, that the Borrower has renewed its existing workers compensation insurance policy or obtained a replacement workers compensation insurance policy, in either case on terms reasonably satisfactory to the Agent.

11.                                 General Release.  In consideration of the agreement of the Agent and the Lenders to enter into this Agreement and hereby conditionally forbear from exercising their available Default Rights and Remedies throughout the Forbearance Period, the Borrower and the Parent hereby release, discharge and acquit the Agent, each Lender and their respective agents, servants, employees, successors and assigns from any and all claims, demands, liabilities, obligations and causes of action, whether known or unknown, against them, which the Borrower or the Parent now own or hold, which the Borrower or the Parent has at any time heretofore owned or held, or which the Borrower or the Parent hereafter may own or hold, by reason of any action, matter, cause or thing whatsoever done prior to the date of this Agreement, including specifically, but not limited to, any and all claims, demands, rights and causes of action whatsoever arising out of or which could be alleged to arise out of the Financing Agreement or any of the other Loan Documents.

It is the intention of the Borrower and the Parent in executing this Agreement that the same shall be effective as a bar to each and every claim, demand, and cause of action hereinabove specified, and in furtherance of this intention the Borrower and the Parent each waives and relinquishes all rights and benefits under Section 1542 of the Civil Code of the State of California, which provides:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him might have materially affected his settlement with the debtor.”

The Borrower and the Parent acknowledge that each of them may hereafter discover facts different from or in addition to those now known or believed to be true with respect to such claims, demands, or causes of action and agree that this Agreement shall be and remain effective in all respects notwithstanding any such differences or additional facts.

12.                                 Forbearance Fee.  In consideration of the agreement of the Agent and the Lenders to enter into this Agreement and hereby conditionally forbear from exercising their available Default Rights and Remedies throughout the Forbearance Period, the Borrower shall pay to the Agent, for the ratable benefit of the Lenders, a one-time forbearance fee in the amount of $25,000 (the “Forbearance Fee”).  The Forbearance Fee shall be fully-earned, non-refundable and due and payable in one lump sum on the date of this Agreement.  The Borrower and the Parent Guarantor acknowledge and agree that the Agent shall effect payment of the Forbearance Fee when due by charging the full amount thereof to the Borrower’s Revolving Loans account.

13.                                 Condition Precedent.  The effectiveness of this Agreement shall be subject to the Agent’s receipt of this Agreement, duly executed by the Borrower, the Parent Guarantor and each of the Lenders.

14.                                 Reaffirmation and Ratification.  The Borrower and the Parent Guarantor hereby reaffirm, ratify and confirm their respective Obligations under the Financing Agreement and the other Loan Documents, acknowledge that all of the terms and conditions in the Financing Agreement remain in full force and effect, and further acknowledge that the security interests granted to Agent in the Collateral are valid and perfected.

15.                                 Integration.  This Agreement constitutes the entire agreement of the parties in connection with the subject matter hereof and cannot be changed or terminated orally.  All prior agreements, understandings, representations, warranties and negotiations regarding the subject matter hereof, if any, are merged into this Agreement.

16.                                 Counterparts.  This Agreement may be executed in multiple counterparts, each of which when so executed and delivered shall be deemed an original, and all of which, taken together, shall constitute but one and the same agreement.

17.                                 Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws (as opposed to the conflicts of law principles) of the State of California.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their respective duly authorized officers as of the date first above written.

WESTAFF (USA), INC.,
a California corporation,
as the Borrower

By:	/s/ Christa C. Leonard
Christa C. Leonard
Chief Financial Officer

WESTAFF, INC.,
a Delaware corporation,
as the Parent Guarantor

By:	/s/ Christa C. Leonard
Christa C. Leonard
Chief Financial Officer

1

U.S. BANK NATIONAL ASSOCIATION,
as the Agent

By:	/s/ Greg F. Ennis
Greg F. Ennis
Vice President

U.S. BANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Greg F. Ennis
Greg F. Ennis
Vice President

2

WELLS FARGO BANK,
NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Tony S. Lee
Tony S. Lee
Vice President

3